CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated July 27, 2010, accompanying the financial statements of Investors' Quality Tax-Exempt Trust, Series 95 (included in Van Kampen Unit Trusts, Municipal Series 684) as of March 31, 2010, and for the period from April 3, 2008 (date of deposit) through March 31, 2009 and for the year ended March 31, 2010 and the financial highlights for the period from April 3, 2008 (date of deposit) through March 31, 2009 and for the year ended March 31, 2010, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-149149) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
July 27, 2010